UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event Reported): December 10, 2010

CHINA SHENGDA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-148232	26-1559574
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China
(Address of principal executive offices)

(86) 571-82838805
(Registrant's telephone number, including area code)

_________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 10, 2010, China Shengda Packaging Group Inc. (the "Company"), together with China Seed Ventures, L.P. (the "Selling Stockholder"), entered into an Underwriting Agreement (the "Underwriting Agreement") with Oppenheimer & Co. Inc. as representative of the several underwriters named therein (collectively, the "Underwriters"), relating to the underwritten public offering of an aggregate of 8,145,631 shares (the "Shares") of the Company’s common stock, par value $0.001 per share (the "Common Stock"), of which 8,000,000 shares are to be issued and sold by the Company and 145,631 shares are to be sold by the Selling Stockholder, at a public offering price of $4.00 per share. The net proceeds to the Company from the sale of the Shares to be issued and sold by the Company are expected to be approximately $28.9 million, after deducting underwriting discounts and commissions of $0.22 per share and estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase up to an additional 1,200,000 shares of Common Stock to cover over-allotments, if any. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder.

The Shares were registered by the Company under a registration statement on Form S-1, Registration Number 333-168370 (the "Registration Statement"), originally filed on July 29, 2010, subsequently amended, and declared effective on December 9, 2010.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Stockholder, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

A form of the Underwriting Agreement is attached as Exhibit 1.1 to Amendment No. 5 to the Registration Statement and is incorporated herein by reference. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Shengda Packaging Group Inc.

Date: December 16, 2010	By: /s/ TJ Wu
Name: TJ Wu
Title: Chief Financial Officer